EXHIBIT 99.1

Mawson Infrastructure Group Inc. Executes New Customer Agreement Growing and Expanding Digital Colocation Business

MIDLAND, Pa., Jan. 07, 2025 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson” or “the Company”), a publicly-traded technology company focused on digital infrastructure platforms for artificial intelligence (AI), high-performance computing (HPC), and digital assets markets, today announced that it has signed a new digital colocation customer agreement with a NASDAQ-listed publicly traded company as a customer (“PublicCo”).

The new customer colocation agreement executed between Mawson’s CEO and PublicCo’s CEO on January 3, 2025, is for Mawson to provide PublicCo with digital colocation services for 5,880 miners or approximately 20 MW at Mawson’s facilities. The initial digital colocation customer agreement term is for 12 months, and the parties can extend upon mutual agreement. The digital colocation customer agreement also provides flexibility for future potential capacity expansion.

Rahul Mewawalla, CEO and President, stated, "We are extremely delighted to sign and welcome another enterprise-grade colocation customer and are pleased to announce this new colocation customer agreement, further demonstrating robust growth and expansion of our digital colocation services business. This agreement aligns with our strategy of optimizing our digital infrastructure assets while providing enterprise-class innovative platforms and compute solutions. This is a great way to start off the new year and we are excited about the opportunities ahead of us in 2025."

The customer agreement is for approximately 20 MW of compute capacity at Mawson's facilities and the agreement further strengthens Mawson's position as a leading industry provider of digital infrastructure and colocation services in the attractive PJM market, which is North America’s largest competitive and deregulated wholesale power market.

The PublicCo customer agreement executed in January 2025 further expands Mawson’s digital colocation business and furthers the business’s growth.

Upon completion of this deployment, Mawson expects to operate and manage approximately 41,508 miners and about 5.10 exahashes per second (EH/s) in combined total current operating hashrate (EH) across its facilities.

The Company also has an additional site in Ohio under development which is expected to add an initial 24 MW to the Company’s currently operating 129 MW across its sites, growing the Company’s total operating capacity to 153 MW, upon completion with further potential expansion of its hashrate.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a technology company that offers digital infrastructure platforms for artificial intelligence (AI), high-performance computing (HPC) and digital assets. The Company’s digital infrastructure platforms can be used to operate computing resources for a number of applications, and are offered across artificial intelligence (AI), high-performance computing (HPC), digital assets, and other computing applications. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy. The Company has a strategy to prioritize the usage of carbon-free energy sources, including nuclear energy, to power its digital infrastructure platforms and computational machines.

For more information, visit: https://www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility of Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of digital assets and cryptocurrencies, further or new regulation of digital assets, cryptocurrencies and AI, the evolution of AI and HPC market and changing technologies, the slower than expected growth in demand for AI, HPC and other accelerated computing technologies than expected, the ability to timely implement and execute on AI and HPC digital infrastructure, and the ability to timely complete the digital infrastructure build-out in order to achieve its revenue expectations for the periods mentioned. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and Mawson’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2024, August 19, 2024, November 14, 2024, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit us at https://www.mawsoninc.com

LinkedIn: https://www.linkedin.com/company/mawsoninc/

Twitter: Mawson (@Mawsoninc) / X (twitter.com)

Facebook: Mawson Inc | Pittsburgh PA | Facebook

YouTube: https://www.youtube.com/c/MawsonInc

Vimeo: https://vimeo.com/mawsoninc

Investor Contact:
Investor Relations Team
IR@mawsoninc.com

Partnerships Contact:
Partnerships Team
Partnerships@mawsoninc.com

Media and Press Contact:
Media Relations Team
mediarelations@mawsoninc.com

Share this press release

Twitter

LinkedIn